                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-37980

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 29, 2000)

                          [LOGO] MARKET 2000+ HOLDRs

                       1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS SM Trust

   This prospectus supplement supplements information contained in the prospectus dated August 29, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS SM Trust.

   The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                                  Primary U.S.
                                                           Share    Trading
                    Name of Company                Ticker Amounts    Market
      -------------------------------------------  ------ ------- ------------
      AOL Time Warner Inc.(/1/)                     AOL      6        NYSE
      American International Group, Inc.            AIG      2        NYSE
      Astrazeneca p.l.c.(/2/)                       AZN      4        NYSE
      AT&T Corp.(/3/)                                T       6        NYSE
      AVAYA Inc.(/4/)                                AV    0.333      NYSE
      BellSouth Corporation                         BLS      5        NYSE
      BP Amoco p.l.c.                                BP      3        NYSE
      Bristol-Myers Squibb Company                  BMY      3        NYSE
      British Telecommunications p.l.c.             BTY      2        NYSE
      Cisco Systems, Inc.                           CSCO     3     Nasdaq NMS
      Citigroup Inc.                                 C       3        NYSE
      The Coca-Cola Company                          KO      3        NYSE
      Dell Computer Corporation                     DELL     5     Nasdaq NMS
      Deutsche Telekom AG                            DT      5        NYSE
      Eli Lilly and Company                         LLY      2        NYSE
      EMC Corporation(/5/)                          EMC      2        NYSE
      Exxon Mobil Corporation                       XOM      2        NYSE
      France Telecom                                FTE      2        NYSE
      General Electric Company                       GE      3        NYSE
      GlaxoSmithKline p.l.c.(/6/)                   GSK      3        NYSE
      Hewlett-Packard Company                       HWP      4        NYSE
      Home Depot, Inc.                               HD      4        NYSE
      Intel Corporation                             INTC     2     Nasdaq NMS
      International Business Machines Corporation   IBM      2        NYSE
      JDS Uniphase Corporation                      JDSU     2     Nasdaq NMS
      Johnson & Johnson                             JNJ      2        NYSE
      LM Ericsson Telephone Company                ERICY     9     Nasdaq NMS
      Lucent Technologies Inc.(/4/)                  LU      4        NYSE
      McDATA Corporation(/5/)                      MCDTA   0.074      NYSE
      Merck & Co., Inc.                             MRK      3        NYSE
      Microsoft Corporation                         MSFT     3     Nasdaq NMS
      Morgan Stanley Dean Witter & Co.              MWD      2        NYSE
      Nippon Telegraph and Telephone Corporation    NTT      3        NYSE
      Nokia Corp.                                   NOK      4        NYSE
      Nortel Networks Corporation                    NT      2        NYSE
      Novartis AG(/2/)                              NVS      5        NYSE
      Oracle Corporation                            ORCL     4     Nasdaq NMS
      Pfizer Inc.                                   PFE      4        NYSE
      Qwest Communications International Inc.        Q       4        NYSE
      Royal Dutch Petroleum Company                  RD      3        NYSE
      SBC Communications Inc.                       SBC      4        NYSE
      Sony Corporation                              SNE      2        NYSE
      Sun Microsystems, Inc.                        SUNW     4     Nasdaq NMS
      Syngenta AG(/2/)                              SYT    1.039      NYSE

                                                     Primary U.S.
                                              Share    Trading
             Name of Company          Ticker Amounts    Market
      ------------------------------  ------ ------- ------------
      Texas Instruments Incorporated   TXN      3        NYSE
      Total Fina Elf S.A.              TOT      2        NYSE
      Toyota Motor Corporation          TM      2        NYSE
      Verizon Communications            VZ      4        NYSE
      Viacom Inc.-Cl B                VIA.B     3        NYSE
      Vodafone Airtouch p.l.c.         VOD      5        NYSE
      Wal-Mart Stores Inc.             WMT      4        NYSE
      WorldCom, Inc.                   WCOM     5     Nasdaq NMS

     --------
     (1) On January 11, 2001, America Online, Inc. and Time Warner Inc. merged to form AOL Time Warner Inc. As a result of the merger, each share of America Online previously represented in each round-lot of 100 Market 2000+ HOLDRS was exchanged for one share of AOL Time Warner and each share of Time Warner previously represented in each round-lot of 100 Market 2000+ HOLDRS was exchanged for 1.5 shares of AOL Time Warner. The share amount of AOL Time Warner represented by a round-lot of 100 Market 2000+ HOLDRS is now 6.
     (2) In November 2000, Syngenta AG was created through a combination of Astrazeneca p.l.c.'s agrochemical business and Novartis AG's agribusiness. As a result
         1.039 shares of Syngenta were distributed to shareholders of Astrazeneca and Novartis and are now included in each round-lot of 100 Market 2000+ HOLDRS. For more information, please see the description of Syngenta in Annex A of this prospectus supplement.
     (3) On October 25, 2000 AT&T announced plans to restructure its business operations. AT&T intends to create four publicly held companies, initially through the creation of separate classes of tracking stock, and later by transforming some of the tracking groups into entirely separate companies. AT&T's businesses will be divided based on the following business units: AT&T Consumer, which will provide residential long-distance and Internet access; AT&T Wireless; AT&T Broadband, which will provide cable TV and broadband services; and AT&T Business, which will combine AT&T's global investments in business communications and services.
     (4) On September 30, 2000, Lucent Technologies Inc. completed the distribution of shares of AVAYA Inc. to its shareholders. In connection with the distribution,
         0.083 shares of AVAYA were distributed for each share of Lucent. As a result, 0.033 shares of AVAYA are now included in each round-lot of 100 Market 2000+ HOLDRS. For more information, please see the description of AVAYA in Annex A of this prospectus supplement.
     (5) On February 7, 2001, EMC Corporation completed the distribution of shares of McDATA Corporation to its shareholders. As a result of the distribution, 0.037 shares of McDATA were distributed for each share of EMC. There are now .074 shares of McDATA included in each round-lot of 100 Market 2000+ HOLDRS. For more information, please see the description of McDATA in Annex A of this prospectus supplement.
     (6) On December 27, 2000, the merger between Glaxo Wellcome p.l.c. and SmithKline Beechman p.l.c. was completed, forming the combined company GlaxoSmithKline p.l.c. GlaxoSmithKline now trade on the New York Stock Exchange under the symbol "GSK".

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

                                                   (continued on following page)

                                    ANNEX A

                                AVAYA INC. (AV)

   AVAYA Inc. provides communications systems and software for enterprises, including businesses and government agencies. AVAYA offers voice, converged voice and data, customer relationship management, messaging, multi-service networking and structured cabling products and services. AVAYA also offers remote diagnostics testing of its advanced systems, installation of its products, on-site repair and maintenance. On September 30, 2000, Lucent Technologies Inc. completed the distribution of shares of AVAYA Inc. to its shareholders.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January       *    January      *    January       *   January       *   January        *  January   17.50
February      *    February     *    February      *   February      *   February       *  February  14.00
March         *    March        *    March         *   March         *   March          *  March     13.00
April         *    April        *    April         *   April         *   April          *
May           *    May           *   May           *   May           *   May            *
June          *    June          *   June          *   June          *   June           *
July          *    July          *   July          *   July          *   July           *
August        *    August        *   August        *   August        *   August         *
September     *    September     *   September     *   September     *   September  22.94
October       *    October       *   October       *   October       *   October    13.44
November      *    November      *   November      *   November      *   November   11.69
December      *    December      *   December      *   December      *   December   10.31

     The closing price on March 30, 2001 was 13.00.

                           MCDATA CORPORATION (MCDTA)

   McDATA Corporation designs, develops, manufactures and sells switching devices used for enterprise-wide high performance storage area networks. McDATA's products enable enterprises to connect and centrally manage storage and networking devices. McDATA sells its products through systems integrators, as well as original equipment manufacturers and resellers. On February 7, 2001, EMC Corporation completed the distribution of shares of McDATA to its shareholders.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January       *    January      *    January      *    January      *    January      *    January     *
February      *    February     *    February     *    February     *    February     *    February  17.88
March         *    March        *    March        *    March        *    March        *    March     18.88
April         *    April        *    April        *    April        *    April        *
May           *    May          *    May          *    May          *    May          *
June          *    June         *    June         *    June         *    June         *
July          *    July         *    July         *    July         *    July         *
August        *    August       *    August       *    August       *    August       *
September     *    September    *    September    *    September    *    September    *
October       *    October      *    October      *    October      *    October      *
November      *    November     *    November     *    November     *    November     *
December      *    December     *    December     *    December     *    December     *

   The closing price on March 30, 2001 was 18.88.

                               SYNGENTA AG (SYT)

   Syngenta AG is an international provider of agribusiness products and services. Syngenta's products include field crop, vegetable and flower seeds, herbicides, insecticides and fungicides. Syngenta's combined research and manufacturing operations are located in over 20 countries around the world. Syngenta was created through a combination of Novartis AG's agribusiness and Astrazeneca's p.l.c.'s agrochemicals business in November 2000.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January       *    January      *    January      *    January      *    January      *    January   12.15
February      *    February     *    February     *    February     *    February     *    February  11.60
March         *    March        *    March        *    March        *    March        *    March     10.40
April         *    April        *    April        *    April        *    April        *
May           *    May          *    May          *    May          *    May          *
June          *    June         *    June         *    June         *    June         *
July          *    July         *    July         *    July         *    July         *
August        *    August       *    August       *    August       *    August       *
September     *    September    *    September    *    September    *    September    *
October       *    October      *    October      *    October      *    October      *
November      *    November     *    November     *    November     *    November    8.81
December      *    December     *    December     *    December     *    December   10.94

   The closing price on March 30, 2001 was 10.40.


           The date of this prospectus supplement is March 30, 2001.